Exhibit 99.1

Investor Contacts:	Marisa Jacobs, Crocs, Inc.
(303) 848-7322
mjacobs@crocs.com

Media Contact:	Ryan Roccaforte, Crocs, Inc.
(303) 848-7116
rroccaforte@crocs.com

Crocs, Inc. Reports Fourth Quarter and Full Year 2017 Results
Exceeded Revenue and Gross Margin Guidance; Increased Share Repurchase Authorization to $500 Million
______________________________________________________________________________

NIWOT, COLORADO — February 28, 2018 — Crocs, Inc. (NASDAQ: CROX) a world leader in innovative casual footwear for men, women, and children, today announced its fourth quarter and full year 2017 financial results.

Andrew Rees, President and Chief Executive Officer, said, "We had a strong final quarter of the year, which enabled us to meet or exceed our revenue and gross margin guidance for the fourth consecutive quarter. Throughout 2017, we focused on our strategic objectives: simplifying our business to reduce costs, improving the quality of our revenues, and positioning ourselves to drive sustainable, profitable growth. Looking at 2018, our Spring/Summer collection is being well received. We expect moderate wholesale and double-digit e-commerce growth to be offset by the loss of retail revenues associated with store reductions. We also anticipate delivering continued gross margin gains and completing our SG&A reduction plan. This lays the groundwork for generating top line growth in 2019 and, ultimately, delivering double-digit EBIT margins."

Fourth Quarter 2017 Operating Results:

•
Revenues were $199.1 million, growing 6.2% over the fourth quarter of 2016, or 3.8% on a constant currency basis. Top line growth was achieved despite the loss of approximately $14 million due to operating fewer stores and absorbing the impact of the sales of the Taiwan and Middle East businesses. The wholesale and e-commerce businesses grew at double-digit rates and the retail business delivered positive comparable store sales.

•
Gross margin was 45.4%, an increase of 340 basis points over last year's fourth quarter. This improvement was driven by continuing to prioritize high margin molded product, improving go-to-market capabilities, and better managing promotions. Favorable currency rates drove approximately 100 basis points of the improvement.

•
Selling, general and administrative expenses (“SG&A”) were $120.7 million compared to $118.5 million in the fourth quarter of 2016. As a percent of revenues, SG&A improved 260 basis points. Fourth quarter 2017 results included $9.4 million of non-recurring charges. The non-recurring charges associated with our SG&A reduction plan came in at $3.1 million. In addition, $6.3 million of non-recurring charges were incurred in connection with a non-cash impairment charge and a contract termination. Fourth quarter 2016 results included $1.4 million of non-recurring charges.

•	The loss from operations of $30.4 million improved by 23.7% compared to last year’s fourth quarter loss from operations of $39.8 million.

•
Net loss attributable to common stockholders was $28.3 million, or $0.41 per diluted share, compared to a net loss attributable to common stockholders of $44.5 million, or $0.60 per diluted share, in last year’s fourth quarter. We had 69.5 and 73.5 million weighted average diluted common shares outstanding on December 31, 2017 and 2016, respectively.

2017 Operating Results:

•	Revenues were $1,023.5 million. On a constant currency basis, revenues decreased 1.7% compared to the prior year.

•	Gross margin was 50.5%, an increase of 220 basis points over the prior year.

•	SG&A was $499.9 million compared to $506.3 million in the prior year. Results for 2017 included $17.0 million of non-recurring charges compared to $2.2 million in 2016.

•	Income from operations was $17.3 million compared to a loss from operations of $6.2 million in 2016.

•
Net loss attributable to common stockholders was $5.3 million, or $0.07 per diluted share, compared to a net loss attributable to common stockholders of $31.7 million, or $0.43 per share, in 2016. We had 72.3 and 73.4 million weighted average diluted common shares outstanding on December 31, 2017 and 2016, respectively.

Balance Sheet and Cash Flow Highlights:

•	Cash provided by operating activities increased 147.2% to $98.3 million during 2017 compared to $39.8 million during 2016.

•
Cash and cash equivalents as of December 31, 2017 increased 16.6% to $172.1 million compared to $147.6 million as of December 31, 2016, despite having repurchased $50.0 million of common stock during the year. This growth reflects the successful execution of the Company’s strategic objectives along with improved working capital management.

•	Inventory declined 11.3% to $130.3 million as of December 31, 2017 compared to $147.0 million as of December 31, 2016, reflecting the continued focus on inventory management.

•	Capital expenditures for 2017 were $13.1 million compared to $22.2 million in 2016, as the Company opened fewer stores, completed fewer store remodels, and had lower technology-related expenditures.

•	At December 31, 2017, there were no borrowings outstanding on the $100 million credit facility.

Share Repurchase Activity and Increased Share Repurchase Authorization:

During the fourth quarter of 2017, the Company repurchased 2.2 million shares of its common stock for $22.9 million, at an average price of $10.22 per share. For the full year, the Company repurchased 5.7 million shares of its common stock for $50.0 million, at an average price of $8.82 per share. At year end, $69 million of the Company’s $350 million share repurchase authorization remained unexercised.

The Board of Directors recently increased the share repurchase authorization to $500 million. With this increase, $219 million remains available for future share repurchases.

Financial Outlook:

First Quarter 2018:

With respect to the first quarter of 2018, the Company expects:

•	Revenues to be between $265 and $275 million compared to $267.9 million in the first quarter of 2017.

•
Gross margin to be approximately 49% compared to 49.9% in the first quarter of 2017. At the beginning of the first quarter of 2018, the Company changed its inventory costing methodology from average cost to first-in-first-out, or FIFO. This change will result in timing-related charges to cost of sales in the first quarter, but has no impact on the full year. Absent these charges, the Company would expect first quarter gross margin to be up modestly to prior year.

•	SG&A of approximately $115 million compared to $118.0 million last year. Both years include approximately $2 million of non-recurring charges incurred in connection with our SG&A reduction plan.

Full Year 2018:

With respect to 2018, the Company expects:

•
Revenues to be relatively flat to the prior year. Revenues in 2018 will be negatively impacted by approximately $60 million compared to 2017 due to the impact of business model changes and store closures.

•	Gross margin to be up approximately 70 to 100 basis points over our 2017 gross margin of 50.5%.

•
SG&A is expected to be approximately $475 million. This includes approximately $5 million of non-recurring charges associated with the SG&A reduction plan and approximately $5 million of additional expense associated with changes in foreign exchange rates. This compares to $499.9 million in 2017, which included $17.0 million of non-recurring charges.

•	Income from operations to be approximately $50 million, compared to $17.3 million in 2017.

•	Depreciation and amortization to be approximately $30 million compared to $33.1 million in 2017.

•	Income tax expense of approximately $13 million compared to $7.9 million in 2017.

Conference Call Information:

A conference call to discuss fourth quarter 2017 results is scheduled for today, Wednesday, February 28, 2018, at 8:30 a.m. EST. The call participation number is (888) 771-4371. A replay of the conference call will be available two hours after the completion of the call at (888) 843-7419. International participants can dial (847) 585-4405 to take part in the conference call, and can access a replay of the call at (630) 652-3042. All of the above calls will require the input of the conference identification number 46395592. The call will also be streamed live on the Crocs website, www.crocs.com, and that audio recording will be available at www.crocs.com through February 28, 2019.

About Crocs, Inc.:

Crocs, Inc. (Nasdaq: CROX) is a world leader in innovative casual footwear for women, men and children, combining comfort and style with a value that consumers know and love. Every pair of shoes within Crocs’ collection contains Croslite™ material, a proprietary, molded footwear technology, delivering extraordinary comfort with each step.

In 2018, Crocs reinforces its mission of “everyone comfortable in their own shoes” with the second year of its global Come As You Are™ campaign. To learn more about Crocs or Come As You Are, please visit www.crocs.com or follow @Crocs on Facebook, Instagram and Twitter.

Forward Looking Statements:

This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding prospects, expectations and our revenue, gross margin, SG&A and EBIT margin outlook. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenues; changing consumer preferences; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to successfully implement our strategic plans; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; and other factors described in our most recent Annual Report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

All information in this document speaks as of February 28, 2018. We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues, margins, or SG&A, whether as a result of the receipt of new information, future events, or otherwise.

CROCS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues	$199,112	$187,417	$1,023,513	$1,036,273
Cost of sales	108,745	108,693	506,292	536,109
Gross profit	90,367	78,724	517,221	500,164
Selling, general and administrative expenses	120,744	118,511	499,885	506,318
Income (loss) from operations	(30,377)	(39,787)	17,336	(6,154)
Foreign currency gain (loss), net	382	(886)	563	(2,454)
Interest income	294	135	870	692
Interest expense	(330)	(174)	(869)	(836)
Other income, net	93	1,645	280	1,539
Income (loss) before income taxes	(29,938)	(39,067)	18,180	(7,213)
Income tax (benefit) expense	(5,577)	1,577	7,942	9,281
Net income (loss)	(24,361)	(40,644)	10,238	(16,494)
Dividends on Series A convertible preferred stock	(3,000)	(3,000)	(12,000)	(12,000)
Dividend equivalents on Series A convertible preferred shares related to redemption value accretion and beneficial conversion feature	(911)	(838)	(3,532)	(3,244)
Net loss attributable to common stockholders	$(28,272)	$(44,482)	$(5,294)	$(31,738)
Net loss per common share:
Basic	$(0.41)	$(0.60)	$(0.07)	$(0.43)
Diluted	$(0.41)	$(0.60)	$(0.07)	$(0.43)
Weighted average common shares outstanding:
Basic	69,470	73,549	72,255	73,371
Diluted	69,470	73,549	72,255	73,371

CROCS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value amounts)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$172,128	$147,565
Accounts receivable, net of allowances of $31,389 and $48,138, respectively	83,518	78,297
Inventories	130,347	147,029
Income taxes receivable	3,652	2,995
Other receivables	10,664	14,642
Restricted cash - current	2,144	2,534
Prepaid expenses and other assets	22,596	32,413
Total current assets	425,049	425,475
Property and equipment, net of accumulated depreciation and amortization of $91,806 and $88,603, respectively	35,032	44,090
Intangible assets, net	56,427	72,700
Goodwill	1,688	1,480
Deferred tax assets, net	10,174	6,825
Restricted cash	2,783	2,547
Other assets	12,542	13,273
Total assets	$543,695	$566,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,381	$61,927
Accrued expenses and other liabilities	84,446	78,282
Income taxes payable	5,515	6,593
Current portion of borrowings and capital lease obligations	676	2,338
Total current liabilities	157,018	149,140
Long-term income taxes payable	6,081	4,464
Other liabilities	12,298	13,502
Total liabilities	175,397	167,106
Commitments and contingencies:
Series A convertible preferred stock, 0.2 million shares outstanding, liquidation preference $203 million	182,433	178,901
Stockholders’ equity:
Preferred stock, par value $0.001 per share, none outstanding	—	—
Common stock, par value $0.001 per share, 94.8 million and 93.9 million issued, 68.8 million and 73.6 million shares outstanding, respectively	95	94
Treasury stock, at cost, 26.0 million and 20.3 million shares, respectively	(334,312)	(284,237)
Additional paid-in capital	373,045	364,397
Retained earnings	190,431	195,725
Accumulated other comprehensive loss	(43,394)	(55,596)
Total stockholders’ equity	185,865	220,383
Total liabilities and stockholders’ equity	$543,695	$566,390

CROCS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$10,238	$(16,494)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	33,130	34,043
Unrealized foreign currency (gain) loss, net	1,025	(9,027)
Share-based compensation	9,773	10,736
Asset impairments	5,284	3,144
(Recovery) provision for doubtful accounts, net	(589)	3,230
Deferred taxes	(3,093)	(388)
Other non-cash items	(2,406)	503
Changes in operating assets and liabilities:
Accounts receivable, net of allowances	620	2,408
Inventories	23,319	20,371
Prepaid expenses and other assets	18,907	(4,532)
Accounts payable	(2,714)	(1,354)
Accrued expenses and other liabilities	5,489	2,884
Income taxes	(719)	(5,770)
Cash provided by operating activities	98,264	39,754
Cash flows from investing activities:
Purchases of property, equipment, and software	(13,117)	(22,194)
Proceeds from disposal of property and equipment	1,579	2,438
Change in restricted cash	566	1,199
Other	—	(100)
Cash used in investing activities	(10,972)	(18,657)
Cash flows from financing activities:
Proceeds from bank borrowings	5,500	31,582
Repayments of bank borrowings and capital lease obligations	(8,611)	(35,640)
Dividends—Series A preferred stock	(12,000)	(12,000)
Repurchases of common stock	(50,000)	—
Other	(259)	(385)
Cash used in financing activities	(65,370)	(16,443)
Effect of exchange rate changes on cash and cash equivalents	2,641	(430)
Net change in cash and cash equivalents	24,563	4,224
Cash and cash equivalents—beginning of year	147,565	143,341
Cash and cash equivalents—end of year	$172,128	$147,565

Cash paid for interest	$434	$653
Cash paid for income taxes	13,208	12,344

CROCS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(UNAUDITED)

In addition to financial measures presented on the basis of accounting principles generally accepted in the United States of America (“GAAP”), we present “Non-GAAP selling, general and administrative expenses,” which is a non-GAAP financial measure. Non-GAAP results exclude the impact of items that management believes affect the comparability or underlying business trends in our condensed consolidated financial statements in the periods presented.

We also present certain information related to our current period results of operations through “constant currency,” which is a non-GAAP financial measure and should be viewed as a supplement to our results of operations and presentation of reportable segments under GAAP. Constant currency represents current period results that have been retranslated using exchange rates used in the prior year comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

Management uses non-GAAP results to assist in comparing business trends from period to period on a consistent basis in communications with the board of directors, stockholders, analysts, and investors concerning our financial performance. We believe that these non-GAAP measures are useful to investors and other users of our condensed consolidated financial statements as an additional tool for evaluating operating performance. We believe they also provide a useful baseline for analyzing trends in our operations. Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

 CROCS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURE
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(in thousands)
SG&A expenses reconciliation:
U.S. GAAP SG&A expenses	$120,744	$118,511	$499,885	$506,318
Discontinued project (1)	(6,254)	—	(6,254)	—
Reorganization charges (2)	(1,862)	—	(5,511)	(458)
Strategic consulting services (3)	(1,290)	—	(4,361)	—
Other	—	(1,361)	(863)	(1,715)
Total adjustments	(9,406)	(1,361)	(16,989)	(2,173)
Non-GAAP SG&A expenses	$111,338	$117,150	$482,896	$504,145
(1) Represents a write-off charge and contract termination fee related to a discontinued project.
(2) Represents severance and other expenses related to reorganization activities.
(3) Represents operating expenses related to strategic consulting.

CROCS, INC. AND SUBSIDIARIES
REVENUES BY CHANNEL
(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,		% Change		Constant Currency % Change (1)
	2017	2016	2017	2016	Q4 '17-'16	2017-2016	Q4 '17-'16	2017-2016
	($ in thousands)
Wholesale:
Americas	$41,367	$32,046	$211,342	$202,211	29.1%	4.5%	29.2%	3.8%
Asia Pacific	38,676	35,182	215,762	232,541	9.9%	(7.2)%	5.7%	(7.2)%
Europe	12,755	13,348	108,142	110,511	(4.4)%	(2.1)%	(13.1)%	(3.8)%
Other businesses	325	78	870	745	316.7%	16.8%	296.1%	13.4%
Total wholesale	93,123	80,654	536,116	546,008	15.5%	(1.8)%	12.2%	(2.4)%
Retail:
Americas	42,558	41,713	188,367	191,855	2.0%	(1.8)%	1.9%	(1.9)%
Asia Pacific	18,410	23,940	108,868	125,037	(23.1)%	(12.9)%	(24.9)%	(12.7)%
Europe	8,074	8,013	40,998	42,712	0.8%	(4.0)%	(7.2)%	(8.4)%
Total retail	69,042	73,666	338,233	359,604	(6.3)%	(5.9)%	(7.8)%	(6.4)%
E-commerce:
Americas	21,885	19,361	80,437	72,940	13.0%	10.3%	12.6%	10.1%
Asia Pacific	9,553	9,688	45,036	37,500	(1.4)%	20.1%	(2.9)%	22.8%
Europe	5,509	4,048	23,691	20,221	36.1%	17.2%	24.5%	14.0%
Total e-commerce	36,947	33,097	149,164	130,661	11.6%	14.2%	9.5%	14.4%
Total revenues	$199,112	$187,417	$1,023,513	$1,036,273	6.2%	(1.2)%	3.8%	(1.7)%
(1) Reflects year over year change as if the current period results were in constant currency, which is a non-GAAP financial measure. See “Reconciliation of GAAP Measures to Non-GAAP Measures” on page 7 for more information.

CROCS, INC. AND SUBSIDIARIES
RETAIL STORE COUNTS
(UNAUDITED)

	September 30, 2017	Opened	Closed/Transferred	December 31, 2017
Type:
Kiosk/store-in-store	75	—	4	71
Retail stores	175	1	15	161
Outlet stores	224	—	9	215
Total	474	1	28	447
Operating segment:
Americas	179	—	4	175
Asia Pacific	206	—	20	186
Europe	89	1	4	86
Total	474	1	28	447

	December 31, 2016	Opened	Closed/Transferred	December 31, 2017
Type:
Kiosk/store-in-store	98	—	27	71
Retail stores	228	6	73	161
Outlet stores	232	13	30	215
Total	558	19	130	447
Operating segment:
Americas	190	2	17	175
Asia Pacific	270	15	99	186
Europe	98	2	14	86
Total	558	19	130	447

CROCS, INC. AND SUBSIDIARIES
COMPARABLE RETAIL STORE SALES AND DIRECT TO CONSUMER COMPARABLE STORE SALES
(UNAUDITED)

	Constant Currency (1)
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Comparable retail store sales: (2)
Americas	7.0%	(5.6)%	1.3%	(2.3)%
Asia Pacific	(2.9)%	(12.1)%	(1.9)%	(5.9)%
Europe	1.7%	1.0%	(1.6)%	1.9%
Global	3.7%	(6.8)%	—%	(3.0)%

	Constant Currency (1)
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Direct to consumer comparable store sales (includes retail and e-commerce): (2)
Americas	8.9%	(8.0)%	3.9%	0.3%
Asia Pacific	(1.3)%	(9.6)%	6.4%	(0.4)%
Europe	10.5%	(0.4)%	4.1%	0.2%
Global	6.2%	(7.7)%	4.7%	0.1%
(1)  Reflects period over period change as if the current period results were in constant currency, which is a non-GAAP financial measure. See “Reconciliation of GAAP to Non-GAAP Measures” on page 7 for more information.
(2) Comparable store status is determined on a monthly basis. Comparable store sales include the revenues of stores that have been in operation for more than twelve months. Stores in which selling square footage has changed more than 15% as a result of a remodel, expansion, or reduction are excluded until the thirteenth month in which they have comparable prior year sales. Temporarily closed stores are excluded from the comparable store sales calculation during the month of closure. Location closures in excess of three months are excluded until the thirteenth month post re-opening. E-commerce revenues are based on same site sales period over period.